Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A, Amendment No. 5 of our report dated April 14, 2009 (Except as to Note 2 as to the effect of  the restated financial statements dated November 22, 2009), with respect to the audit of the financial statements of World Wide Relics, Inc. (a development stage company) as of December 31, 2008 (Restated) and 2007 (Restated) and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2008 (Restated) and 2007 (Restated) and for the period from January 18, 2005 (Inception) to December 31, 2008 (Restated). We also consent to the reference of our firm under the heading “Experts” in this registration statement.

/s/ SHERB & CO., LLP

Sherb & Co., L.L.P.

Dated: December 9, 2009